Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of March 30, 2004 (the “Effective Date”) by and between ArcSoft, Inc., a California corporation (“ArcSoft”), as the employer; and Alfred V. Lerrenaga, a resident of 50 Hudson Street, Redwood City, California, an individual (“Executive”), as the employee. ArcSoft and Executive may be referred to collectively in this Agreement as the “Parties”.

RECITALS

ArcSoft has agreed to employ the Executive and the Executive has agreed to accept such employment, subject to the terms and conditions set forth herein.

Therefore, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties agree to enter into this Agreement as follows:

1.	Position and Duties

(a) ArcSoft hereby employs Executive as its Vice President of Finance and Chief Financial Officer, and Executive agrees to serve ArcSoft as such, upon the terms and conditions hereof.

(b) Executive shall report to the Chief Executive Officer of ArcSoft, and Executive’s primary responsibilities shall be to (i) lead the development of ArcSoft’s financial procedures, (ii) manage financial operations, financial reporting, administrations, and information systems; and (iii) any other duties customary to the positions offered. Executive will be a member of the Executive Team with responsibility for determining the long-term direction and goals of ArcSoft, and for developing strategies and tactics to meet those goals, along with all other duties as assigned by ArcSoft. Executive shall also discharge such duties and authority as are generally incident to such position, or in such other senior management position as ArcSoft shall determine, provided that such other position shall be comparable in authority and responsibility to the position specified above.

(c) Executive agrees that he will devote substantially all of his employment time and attention to the affairs of ArcSoft and use his best efforts to promote the business and interests of ArcSoft and that he will not engage, directly or indirectly, in any other occupation during the term of employment. Executive further acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of ArcSoft, and not to do any act which would injure the business, interests, or reputation of ArcSoft or any of its subsidiaries.

2.	Term

The term of employment hereunder (“Term”) shall commence on the Effective Date hereof and continue until March 29, 2008, unless otherwise terminated in accordance with the provisions hereof.

3.	Compensation

In consideration of, and in exchange for, the services to be provided by Executive (including, without limitation, all services to be rendered by him as an officer and/or other duties may be assigned by ArcSoft), Executive shall receive the amounts and benefits set for hereunder.

(a) Base Salary Executive’s annual Base Salary shall be $200,000 paid semi-monthly, on ArcSoft’s regular payday (15th and the last day of each month), less all applicable taxes, social security payments and other items that ArcSoft is required by law to withhold or deduct therefrom. The Base Salary shall be subject to annual review by the Chief Executive Officer or ArcSoft Compensation Committee, if applicable, and may be adjusted in light of the size and performance of ArcSoft. After any such change, Executive’s new level of Base Salary shall be Executive’s Base Salary for purpose of this Agreement.

(b) Incentive Bonus During the Term of this Agreement, Executive shall receive an Incentive Bonus for each of ArcSoft’s fiscal years ending on June 30th in an amount equal to 30% of the Base Salary (or the adjusted Base Salary) upon the achievement of the management objective set out for each fiscal year. The Incentive Bonus shall be paid after 60 days following the close of each fiscal year. Nothing contained hereunder shall prohibit the Board of Directors of ArcSoft from suspending or declining to bonus payment deemed necessary by the Board for all executive officers, or by the Chief Executive Officer with authority custom to the position or as delegated by the Board for all employees.

(c) Stock Option Executive shall be eligible to participate in the Stock Option Plans of ArcSoft and any additional or successor plans including any equity plans. Upon execution of this Agreement, Executive shall be granted an option to purchase 180,000 shares ArcSoft common stock (the “Stock Option” or “Option”) at the exercise price set by the Board of Directors of ArcSoft at the date of grant and in accordance with the standard vesting schedule. The standard vesting schedule is that one-fourth (1/4) of the shares granted will become vested and exercisable at the end of the first full twelve months of continuous status as an employee of ArcSoft following the vesting commencement date, and thereafter one-sixteenth (1/16) of the shares will become vested and exercisable at the end of each successive three-month period of continuous employment. Specific terms and conditions will be included in a definitive stock option agreement and will include optionee’s right to purchase the shares according to a vesting schedule.

4.	Other Benefits

During the Term of this Agreement and for services rendered hereunder, Executive shall also be entitled to receive other benefits which are, and may be in the future, generally available to ArcSoft full-time employees and members of ArcSoft’s Executive Team.

(a) Group Insurance Executive shall be automatically covered by ArcSoft group insurance programs including Health, Dental, Vision, Disability, and Life. Executive’s spouse and children under 18 (or otherwise determined by the plans) can join the insurance programs subject to ArcSoft policies and applicable laws. The premium of such insurance program(s) shall be paid by ArcSoft.

(b) 401(k) and Other Retirement Plans Executive shall be eligible to participate in employee benefit plans maintained by ArcSoft and in other benefits provided by ArcSoft to its employees and senior executives, now and in the future, including 401(k) and other retirement plans, deferred compensation and similar benefits subject to change from time to time at the reasonable discretion of ArcSoft.

(c) Other Benefits Executive shall also be entitled to other benefits provided by ArcSoft to its employees and senior executives from time to time, including but not limited to annual vacation, paid holiday, sick leave, and other similar benefits. Executive shall be entitled to paid vacation up to 3 weeks per calendar year.

(d) Executive Term Life Insurance ArcSoft has purchased and shall continue maintain during the Term of this Agreement a key person term insurance on Executive’s life in the face amount of $1,000,000 (or other amount as ArcSoft determines from time to time in connection with such policy provided to other executive officers) in the event that Executive dies or becomes Permanently Disabled defined hereunder during the Term of this Agreement and Executive’s employment hereunder. ArcSoft and the beneficiaries designated by Executive shall each receive half of the proceeds (50%), and ArcSoft shall bear the expense of such insurance policy and be the holder and owner of such policy.

(e) Reimbursement of Business Related Expenses Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by him in performing services hereunder during the Term of this Agreement in accordance with the policies and procedures then in effect and established by ArcSoft for its employees), provided that Executive properly accounts therefore in accordance with ArcSoft policy. Executive may also be entitled to reimbursement of Executive membership dues and related ongoing costs of appropriate professional organizations.

(f) Notwithstanding the foregoing, ArcSoft may, in its discretion, at any time and from time to time, change or revoke any of its employee benefits plans, programs or policies and Executive shall not be deemed, by virtue of this Agreement, to have any vested interest in any such plans, programs or policies.

5.	Obligations and Restrictive Covenants

(a) Obligations Executive agrees, during the Term of this Agreement and Executive’s employment hereunder, not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration. This obligation shall not preclude Executive from (i) serving in any capacity with any professional, community, industry, civic, educational or charitable organization; (ii) serving as a member of corporate boards of directors, provided that the Chief Executive Officer has provided his written consent, so long as these activities or services do not materially interfere or conflict with Executive’s responsibilities to, or ability to perform his duties of employment by ArcSoft under this Agreement; or (iii) engaging in personal investment activities for himself and his family, which do not interfere with the performance of his duties hereunder.

(b) Non-Competition; Non-Solicitation The Parties hereto recognize that Executive’s services are unique and the Restrictive Covenants on Executive set forth in this Section 5 are essential to protect the business (including trade secret and other confidential information disclosed by ArcSoft to, learned or developed by Executive during the course of employment by ArcSoft) and good will of ArcSoft. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, Executive agrees that during the Term of this Agreement, and for a period of 12 months thereafter (the “Covenant Period”), Executive shall not:

(i) Engage in any business similar or related to or competitive with the business conducted by ArcSoft or any of its subsidiaries or affiliates described from time to time in ArcSoft Annual Report to its shareholders and Board (the “Core Business of ArcSoft”);

(ii) Render advice or services to, or otherwise assist, any other person, association, or entity that is engaged, directly or indirectly, in any business similar or related to or competitive with the Core Business of ArcSoft;

(iii) Transact any business in any manner pertaining to suppliers or customers of ArcSoft or any of its subsidiaries affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the Core Business of ArcSoft or any of its subsidiaries affiliates;

(iv) Induce any employee of ArcSoft or any of its subsidiaries or affiliates to terminate his or her employment with ArcSoft or any of its subsidiaries affiliates, or hire or assist in the hiring of any such employee by any person or entity not affiliated with ArcSoft.

For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with ArcSoft.

6.	Confidentiality

Executive acknowledges that it is the policy of ArcSoft and its subsidiaries or affiliates to maintain as secret and confidential all valuable and unique information herebefore or hereafter acquired, developed or used by ArcSoft and its subsidiaries relating to the business, operations, employees and customers of ArcSoft and its subsidiaries or affiliates, which information gives ArcSoft and its subsidiaries or affiliates a competitive advantage in the industry, and which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, and other confidential materials (the “Confidential Information”).

(a) Non-Disclosure Executive recognizes that the services to be performed by Executive are special and unique, and that by reason of his duties he will acquire or learn Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of ArcSoft and its subsidiaries or affiliates. As part of consideration of the compensation and benefits to be paid to Executive under this Agreement, Executive agrees not to disclose the Confidential Information to anyone outside ArcSoft, and not to use the Confidential Information other than for the performance his duties hereunder, either during or after the employment by ArcSoft, except as authorized by ArcSoft in connection with performance of the duties set forth in this Agreement, or other duties assigned by ArcSoft from time to time.

(b) Return of Confidential Information Executive agrees to deliver promptly upon termination of employment with ArcSoft, or at any time requested by ArcSoft, all memos, notes, records, reports, manuals, drawings, and any other documents containing any Confidential Information, including all copies of such materials which Executive may then possess or have under his control.

(c) Ownership of Trade Secrets; Assignment of Rights Excluding those brought to ArcSoft and its subsidiaries or affiliates by Executive and disclosed by Executive in ArcSoft standard Employee Confidentiality Agreement executed as of the Effective Date, Executive agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by ArcSoft and its subsidiaries (the “Work Product”) are the property of ArcSoft and its subsidiaries and shall not be used by him in any way adverse to the interests of ArcSoft and its subsidiaries or affiliates. Executive assigns to ArcSoft and its subsidiaries any rights which Executive may have in any such Work Product; provided, however, that such assignment does not apply to any right which qualifies fully under California Labor Code Section 2870. This paragraph shall survive any termination of the employment relationship. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. Executive assigns to ArcSoft and its subsidiaries or affiliates any rights, which he may have in any such trade secret or proprietary information. Likewise, Executive shall not disclose to ArcSoft and its subsidiaries or affiliates, use in ArcSoft and its subsidiaries or affiliates business, or cause ArcSoft and its subsidiaries or affiliates to use, any information or material that is a trade secret of others.

7.	Termination

Notwithstanding any other term or provision contained in this Agreement, this Agreement and the employment hereunder may be terminated prior to the expiration under the following circumstances:

(a) Upon Executive’s death.

(b) Disability Upon Executive becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Executive’s incapacity due to physical or mental illness or cause, which results in the Executive being unable to perform his duties on a full-time basis for 6 consecutive months in a period of 12 months.

(c) Termination by ArcSoft for Cause Upon a written notice stating the effective date 30 days prior to the stated effective date, ArcSoft shall terminate this Agreement for Cause, which, for purpose of this Agreement, shall mean termination by action of the Board because of Executive’s:

(i) Willful refusal without proper cause to perform (other than reason of physical or mental disability or death) the duties set forth in this Agreement or delegated from time to time in writing by the Chief Executive Officer, which remains uncorrected for 30 days following written notice to Executive by the Chief Executive Officer;

(ii) Gross negligence, self dealing or willful misconduct of Executive in connection with the performance of his duties hereunder, including without limitation, misappropriation of funds or property of ArcSoft, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of ArcSoft or any willful act or gross negligence having the effect of injuring the reputation, business or business relationships of ArcSoft and its subsidiaries or affiliates;

(iii) Fraud, dishonesty or misappropriation of ArcSoft business and assets that is intended to result in substantial personal benefits of Executive and harming the business of ArcSoft and its subsidiaries or affiliates;

(iv) Insobriety, abuse of alcohol or use of drugs;

(v) Engaging in any criminal enterprise involving moral turpitude;

(vi) Indictment or being held for trial in connection with misdemeanor involving moral turpitude or any felony;

(vii) Conviction of a felony or entry into a guilty plea that negatively reflects on Executive’s fitness to perform the duties or harms ArcSoft’s reputation or business;

(viii) Any material breach of any covenants under this Agreement and other material policy of ArcSoft, which remains uncorrected for 30 days following written notice to Executive by the Chief Executive Officer.

(d) Termination by ArcSoft without Cause Upon a written notice stating the effective date 30 days prior to the stated effective date, ArcSoft may terminate this Agreement without any Cause.

(e) Termination by Executive with Good Reason Upon a written notice stating the effective date 30 days prior to the stated effective date, Executive shall also have the right to terminate this Agreement and the employment hereunder, within 180 days after occurrence of the following “Good Reason”:

(i) Material change in the nature of Executive’s title, duties, authorities and responsibilities set forth in this Agreement by ArcSoft unless Executive expressly consents;

(ii) Material reduction in the nature of Executive’s compensation as established under this Agreement unless Executive expressly consents. This Section 8(e)(ii) does not apply to any reduction by ArcSoft with respect to a general readjustment of all executive officers’ compensation level for reasonable business purposes;

(iii) Change in reporting structure without prior written consent by Executive;

(iv) A material breach by ArcSoft of any material sections of this Agreement which remains uncorrected for 30 days after following written notice of by Executive to ArcSoft;

(f) Termination by Executive without Good Reason Upon a written notice stating the effective date 30 days prior to the stated effective date, Executive may terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason.

8.	Severance Benefits

Upon termination of this Agreement, Executive will receive payment for all salary and vacation accrued but unpaid as of the effective date of termination, and the benefits will be continued under the terms of such plans and policies in accordance with applicable law. Notwithstanding, Executive shall be entitled to receive severance benefits described below:

(a) Termination by ArcSoft for Cause If this Agreement and Executive’s employment hereunder is terminated by ArcSoft before the expiration of the Term for Cause pursuant to Sections 7(c), Executive shall not entitled to any additional payments or benefits hereunder, other than:

(i) Executive’s then Base Salary paid as of the effective date of termination;

(ii) Any then vested Stock Option as of the effective date of termination;

(iii) Any vacation accrued but unused and unpaid as of the effective date of termination;

(iv) Continuance of group insurance program in accordance with COBRA; and

(v) Any unreimbursed legitimate business expenses described in this Agreement.

(b) Termination by ArcSoft without Cause; Termination by Executive with Good Reason If this Agreement and Executive’s employment hereunder is terminated by ArcSoft before the expiration of the Term without Cause pursuant to Section 7 (d), or by Executive for Good Reason as defined in Section 7 (e), within 30 business days after the effective date of termination, Executive shall receive:

(i) Any vacation accrued but unused and unpaid;

(ii) A lump sum payment equal to one full year of Executive’s then Base Salary, or the Base Salary for the remaining Term of this Agreement, whichever is less;

(iii) The earned but unpaid Bonus for the preceding fiscal year before the effective date of termination, and prorated Bonus for the current fiscal year;

(iv) Continuance coverage and premium payment by ArcSoft under ArcSoft’s group insurance programs for Executive and his family members for twelve months after the effective date of termination;

(v) Any unreimbursed business expenses or dues described in this Agreement.

(c) Termination by Executive without Good Reason If this Agreement and Executive’s employment hereunder is terminated by Executive without any Good Reason pursuant to Section 7(f), Executive shall receive:

(i) Executive’s then Base Salary paid as of the effective date of termination;

(ii) Any earned but unpaid Bonus for the preceding fiscal year;

(iii) Any vacation accrued but unused and unpaid as of the date of termination;

(iv) Continuance of group insurance program in accordance with COBRA; and

(v) Any unreimbursed business expenses or dues described in this Agreement.

(d) Termination because of Death and Disability of Executive ArcSoft shall pay to the Executive’s surviving spouse, children and/or family trust (or estate, if none), in the event of the death of Executive, pay to Executive in the event of Disability, the payment described under Section 8 (c). Executive’s rights under the benefit plans of ArcSoft shall be determined under the provisions of the plans.

(e) Change in Control In the event of a Change in Control (as defined below), as a result of which Executive is not offered the same or comparable position in the surviving company, Executive may, within 60 days of the effective date of such Change in Control, terminate this Agreement, with written notice stating the effective date 30 days prior to the such effective date, with the effects as provided herein for a termination by Executive with Good Reason. In addition the Severance Benefits provided in the above Section 8 (b), the Stock Option offered to Executive under this Agreement shall accelerate and become vested and exercisable immediately as of the effective date of termination.

For purposes of this Agreement, Change of Control shall mean:

(i) ArcSoft merges or consolidates with any other corporation (other than one of ArcSoft’s subsidiaries), as a result of which ArcSoft is not the surviving company, or the shares of ArcSoft voting stock outstanding immediately after such transaction do not constitute, become exchanged for or converted into more than 50% of the Voting Shares of the merged or consolidated company (as defined below);

(ii) ArcSoft sells or disposes all or substantially all of its assets to any other person or entity;

(iii) Any third person or entity shall become directly the Beneficial Owner, as defined by Rule 13(d)-3 under Securities Exchange Act of 1934, of at least 50% of the Voting Shares of ArcSoft’s then outstanding voting securities.

(iv) For purposes of this Agreement, Voting Shares shall mean the combined voting securities entitled to vote in election of directors of a corporation, including ArcSoft, the merged or consolidated, or the new surviving company.

(v) The foregoing does not include any transfers among present stockholders of ArcSoft or among ArcSoft and its subsidiaries, public offerings or debt or equity funding of ArcSoft in which ArcSoft receives the proceeds of such sale.

9.	Liability Insurance

ArcSoft shall maintain a directors and officers liability insurance in the amount of no less than $5 million to cover Executive during the Term of this Agreement. Upon close of ArcSoft initial public offering, such coverage shall be increased to no less than $20 million or other amount deemed adequate by the Board.

10.	Arbitration

(a) Agreement Except as otherwise provided in this Agreement, the Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by confidential, final and binding arbitration conducted in Santa Clara, California or such other location agreed by the Parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. In the arbitration, the Parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. The decisions of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. The fees and expenses of the arbitration, including but not limited to legal fees and arbitrator’s fees, shall be borne as the arbitrators may determine to be appropriate. A judgment on the arbitration award may be entered in any court of competent subject matter jurisdiction in Santa Clara County.

(b) Governing Law This Agreement and its validity, construction and performance shall be governed by California law, without reference to rules of conflicts of law.

(c) Equitable Remedies Executive acknowledges that he has been employed for his unique talents and that his leaving the employment of ArcSoft would seriously hamper the business of ArcSoft and that ArcSoft will suffer irreparable damage if any provisions of Sections 5 and 6 hereof are not performed strictly in accordance with their terms or are otherwise breached. Executive hereby expressly agrees that ArcSoft shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by Executive and to secure enforcement of the provisions of Sections 5 and 6 hereof. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies which ArcSoft may have.

11.	Miscellaneous

(a) Governing Law This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

(b) Entire Agreement This Agreement represents the entire understanding and agreement between ArcSoft and Executive concerning Executive’s employment relationship with ArcSoft. This Agreement may not be amended or modified except in writing by the Parties.

(c) Notices Any notices or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered by personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	At the last residential address known by ArcSoft

If to ArcSoft:	ArcSoft, Inc. 46601 Fremont Blvd. Fremont, CA 94538 Attn.: Chief Executive Officer

(d) Severability In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

ARCSOFT, INC.		EXECUTIVE

By:		By:
	Michael Deng		Print name:

Title:	Chief Executive Officer and President	Address: